Exhibit 10.41

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is executed as of the 31st day of August,  2006, between TARIGO-PAUL, LLC, a California limited liability company (“Lessor”) and SYNOPSYS, INC., a Delaware corporation (“Lessee”).

RECITALS

A.            Tarigo-Paul, a California limited partnership (the predecessor-in-interest to Lessor) and Lessee entered into a Mary Avenue Industrial Lease dated as of January 2, 1996 (the “Original Lease”), as amended by a First Amendment to Lease dated July 15, 1996  (the “First Amendment”) (the Original Lease, as so as amended, is hereinafter referred to as the “Lease”), pursuant to which Lessor leases to Lessee, and Lessee leases from Lessor, certain premises (the “Premises”) consisting of two (2) four (4) story buildings containing an aggregate of two hundred seven thousand (207,000) square feet of rentable space located at 445 and 455 Mary Avenue in Sunnyvale, California. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.  As of the Extension Date (as defined below), the “Lease” shall mean the Lease, as modified by this Amendment.

B.            Pursuant to the terms of Section 3.02 of the Lease, Lessee has two (2) rights to extend the Term of the Lease for five (5) years each.  Lessee and Lessor have negotiated for Lessee’s right to the Extended Term (as defined below) in lieu of Lessee’s exercise of its first right to extend the Term for five (5) years, and the parties now desire to amend the Lease to (i) extend the Term of the Lease as is provided for in Section 2 below, (ii) modify the Base Rent payable by Lessee under the Lease during such extended Term as provided below, (iii) provide for Lessor to make available to Lessee a Lessee improvement allowance equal to One Million Thirty-Five Thousand and 00/100 Dollars ($1,035,000.00) pursuant to terms described below, (iv) provide that Lessee’s first extension right pursuant to Section 3.02 has now been used and is no longer in effect, and (v) modify the Lease in certain other respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:.

1.             Recitals.  Recitals A and B above are incorporated herein by reference.

2.             Extension of Term.  Provided that Lessor has not then provided Lessee with a written notice of default which has not been cured pursuant to the Lease and the Lease is then still in full force and effect, as of April 26, 2007 (the “Extension Date”) the Term of the Lease shall be extended such that the Term shall terminate on October 31, 2012 (the “Expiration Date”).  (Such time period from April 26, 2007 to October 31, 2012 is hereafter referred to as the “Extended Term”.)

3.             Option to Terminate.  Notwithstanding anything herein to the contrary, provided that Lessor has not then provided Lessee with a written notice of default which has not been cured pursuant to the Lease as of the date Lessee delivers its Termination Notice (as defined below) or the date on which any payment of the Termination Fee (as defined below) is due and payable hereunder, Lessee shall have a one time right (the “Termination Option”) to terminate the Lease, at Lessee’s election, effective as of April 30, 2010 (the “Early Termination Date”) by delivering to Lessor irrevocable written notice thereof (a “Termination Notice”) on or before April 30, 2009.  As a condition to the effectiveness of Lessee’s exercise of the Termination Option  described herein, Lessee must deliver to Lessee a fee (the “Termination Fee”) equal to (i) four (4) months’ Base Rent payable under the Lease, plus (ii) all unamortized (as of the Early Termination Date) commissions incurred by Sublandlord as a result of the mutual execution and delivery of this Amendment plus (iii) the unamortized (as of the Early Termination Date) Allowance actually expended by Lessor, assuming, in the case of clauses (ii) and (iii) that the sums in question are amortized on a straight-line basis over the Extended Term. By way of example, if the entire Allowance is used by Lessee, then the Termination Fee shall be Two Million Eight Hundred Ninety Thousand Two Hundred Twenty-Eight and 10/100 Dollars ($2,890,228.10).  One half of the Termination Fee shall be due and payable on or before November 10, 2009, and the remaining half of the Termination Fee shall be due and payable on or before April 30, 2010.

4.             Base Rent.  During the Extended Term, the Base Rent payable under the Lease shall be as follows:

	Rent Per		Monthly
Months	Square Foot	Square Footage	Base Rent

01-06	$0.875	207,000	$181,125.00

07-12	$1.750	207,000	$362,250.00

13-24	$1.803	207,000	$373,221.50

25-36	$1.857	207,000	$384,399.03

37-48	$1.913	207,000	$395,991.00

49-60	$1.970	207,000	$407,790.00

61-66	$2.029	207,000	$420,003.00

5.             Lessee Improvement Allowance.

(a)           Allowance.  Lessor shall provide Lessee with a Lessee improvement allowance equal to One Million Thirty-Five Thousand and 00/100 Dollars ($1,035,000.00) (the “Allowance”) for Lessee’ s use in making alterations to the Premises pursuant to all of the terms of the Lease, including but not limited to Section 6.4 of the Original Lease.  Lessee shall pay all costs of any of its alterations in excess of the Allowance.  Lessee must make requests for the allowance prior to the date (the “Cut-Off

Date”) which is the earlier to occur of: (i) the third anniversary of the Extension Date or (ii) the date on which Lessee sends a Termination Notice to Lessor.

(b)           Lessor shall pay to Lessee an amount not to exceed the Allowance toward the cost of Lessee’s alterations to the Premises, provided as of the date on which Lessor is required to make payment thereof, (i) the Lease is in full force and effect, and (ii) Lessee is not in default under the Lease.  The Allowance shall be payable solely on account of labor directly related to such alterations and materials delivered to the Premises in connection therewith, except that Lessee may apply Lessor’s Contribution to pay “soft costs”, consisting of architectural, consulting, permitting and engineering fees, incurred in connection with the alterations.  Lessee shall not be entitled to receive any portion of the Allowance not actually expended by Lessee in the performance of alterations in accordance with the terms of the Lease.  Upon the completion of such alterations and satisfaction of the conditions set forth below, or upon the occurrence of the Cut-Off Date, whichever first occurs, any amount of the Allowance which has not been previously disbursed shall be retained by Lessor.

(c)           Lessor shall pay the Allowance in multiple payments of not less than Fifty Thousand Dollars ($50,000) each to Lessee as and when work progress, but not more frequently than once every sixty (60) days, within 30 days after submission by Lessee to Lessor of a written requisition therefore (in the form of an AIA G702 or such other form as is reasonably requested by Lessor or Lessor’s lender), signed  by Lessee and accompanied by (i) copies of invoices covering all of the alterations for which payment is requested, (ii) a written certification from Lessee’s architect stating that the alterations described on such invoices have been completed in accordance with applicable laws and plans therefor that have been approved by Lessor, (iii) duly executed (conditional or final, as the case may be) lien releases from all contractors requesting payment (iv) with respect to the final disbursement, proof of the satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by governmental authorities with respect thereto, (v) with respect to the final disbursement, all items required pursuant to subparagraph (d) below, (vi) any documentation required by any lender with a lien on the Premises, and (vii) such other documents and information as Lessor may reasonably request, including in connection with title drawdowns and endorsements.

(d)           Upon completion of any alterations, Lessee shall furnish Lessor with “as built” plans for any portion of the Premises affected by such alterations, final, unconditional waivers and releases of lien from each of Lessee’s contractors, subcontractors and materialmen with respect to the alterations, a detailed breakdown of the costs of the alterations (which may be in the form of an owner’s affidavit), and an occupancy permit, if applicable, for the Premises.  The “as-built” plans shall be prepared both as hard copies and on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Lessor may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Lessor may accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Lessor.

6.             Condition of Premises.  As of the Extension Date, the Premises shall be leased to Lessee on an “as-is” basis, without any representation or warranty whatsoever, and any representations or warranties or covenants made by Lessor in the Lease with respect to the condition of the Premises as of the Commencement Date or any other period during the Term shall not apply to the Extension Date or any time period during the Extended Term.

7.             Extension Option.  Lessee acknowledges and agrees that Lessee now possesses only one right to extend the Lease Term for an additional period of five (5) years, commencing as of the first day after the Expiration Date.  As described in the Original Lease, in order to exercise such right, Lessee must deliver written notice (a “Term Extension Notice”) exercising such extension right at least six (6) months prior to the expiration of the Extended Term.

8.             Damage or Destruction.  Notwithstanding anything to the contrary in the Original Lease, if the Premises is affected by damage or destruction, the Rent due under the Lease shall not be abated as a result thereof unless Lessor actually receives rental abatement insurance proceeds as a result of such damage or destruction, or such proceeds would have been received by Lessor had Lessor maintained the rental abatement insurance required of Lessor pursuant to the terms of the Original Lease. At all times during the Extended Term, Lessor shall maintain insurance under various blanket policies with coverage  against loss of rents from the Premises in an amount at least equal to the rental that would next come due under the Lease for twelve (12) months.  Lessor agrees to act in good faith to diligently seek recovery of any proceeds which may be recovered pursuant to any such policy of loss of rents insurance.

9.             Subordination.  Section 21.12 of the Original Lease is hereby deleted in its entirety and replaced with the following:

21.12       Lease to be Subordinate.  Lessee agrees that this Lease is and shall be, at all times, subject and subordinate to the lien of any mortgage, deed of trust or other encumbrances which Lessor may create against the Premises, including all renewals, replacements and extensions thereof; provided, however, that the holder of any such mortgage, deed of trust or other encumbrance agrees that, regardless of any default under any such mortgage, deed of trust or other encumbrance ,or any sale of the Premises under such mortgage, deed of trust or other encumbrance so long as Lessee timely performs all covenants and conditions of this Lease and continues to make all timely payments hereunder, this Lease and Lessee’s possession and rights hereunder shall not be disturbed by the mortgagee or beneficiary or anyone claiming under or through such mortgagee or beneficiary.  Lessee shall execute any documents which are commercially reasonable (i.e., of a type customarily executed between lenders and lessees for similar loans and leases) subordinating this Lease within ten (10) business days after delivery of same by Lessor so long as the mortgagee or beneficiary agrees therein that this Lease will not be terminated if Lessee is not in default following a foreclosure, including, without limitation, any Subordination Non Disturbance and Attornment Agreement (“SNDA”).  In the event that any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, this Lease shall not terminate and Lessee shall, notwithstanding any subordination, attorn to and become the tenant of such mortgagee or beneficiary or any successor to Lessor by foreclosure or deed-in-lieu of foreclosure, at the option of such successor in interest, provided such successor landlord shall not be: (i) liable for any act or omission of a prior landlord (including Landlord) (except that nothing herein shall be deemed to excuse such successor from the obligation to cure any ongoing default of the landlord under the Lease); or (ii) subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord); or (iii) bound by any rent or additional rent which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one month or by any security deposit, cleaning deposit or other sum that Tenant may have paid in advance to any prior landlord (including Landlord); or (iv) bound by any amendment, modification, assignment or termination of the Lease (other than a termination pursuant to a right set forth in the Lease) made without the written consent of Beneficiary; (v) obligated or liable with respect to any representations, warranties or indemnities contained in the Lease; or (vi) liable to Tenant or any other party for any conflict between the provisions of the Lease and the provisions of any other lease affecting the Property which is not entered into by Beneficiary.  Lessee shall execute and deliver, upon reasonable prior notice from Lessor any additional documents in such form as is reasonably designated by Lessor evidencing the priority or subordination of the Lease with respect to any such lien of any such mortgage or deed of trust.

10.           Lessor’s Access.  Notwithstanding anything to the contrary in Article XIV of the Original Lease, Lessor shall have the right to show the Premises and post “For Lease” signs for the purpose of reletting the Premises at any time after the earlier to occur of: (i) Lessee’s delivery of a Termination Notice to Lessor, or (ii) Lessee failure to deliver a Term Extension Notice to Lessor prior to the deadline therefor.

11.           Brokers.  Lessor and Lessee each represents and warrants to the other that it has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for it in connection with this Amendment except for Cornish & Carey Commercial, in the case of Lessor, and Wixen Real Estate Services, in the case of Lessee.  Each party shall indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman for a commission, finder’s fee or other compensation as a result of any inaccuracy or alleged inaccuracy in the foregoing representation and warranty of the indemnifying party.

12.           Authority.  Lessee, and each person executing this Amendment on behalf of Lessee, hereby covenants and warrants that (a) Lessee is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Lessee has and is duly qualified to do business in the state in which the Premises is located, (c) Lessee has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Lessee’s obligations under the Lease, as amended by this Amendment, (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Lessee is duly and validly authorized to do so, (e) Lessee has received any and all approvals or consents necessary from any third party which is necessary for this Amendment to be an enforceable obligation of Lessee, (f) Lessee has no assigned its interest in the Lease or sublet any of its interest in the Premises to any third party and (g) to Lessee’s knowledge, no default currently exists under the Lease by either Lessor or Lessee, and the Lease is in full force and effect, without claim, defense or off-set by Lessee.

Lessor and each person executing this Amendment on behalf of Lessor, hereby covenants and warrants that (a) Lessor is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Lessor has and is duly qualified to do business in the state in which the Building is located, (c) Lessor has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Lessor’s obligations under the Lease, as amended by this Amendment, (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Lessor is duly and validly authorized to do so, and (e) to Lessor’s knowledge, no default currently exists under the Lease by either Lessor or Lessee, and the Lease is in full force and effect.

13.           Lease in Full Force and Effect.  Except as provided in this Amendment, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have agreed to the terms of this Amendment as of the date first written above.

“Lessor”

TARIGO-PAUL, LLC, a California limited liability company

By:	North Parcel Management, Inc., a California
corporation, its managing member

	By:	/s/ Jay Paul
Name: Jay Paul
Title: President and Secretary

“Lessee”

SYNOPSYS, INC., a Delaware corporation

By:	/s/ Janet Sue Collinson

Name:	Janet Sue Collinson

Title:	Sr. VP, Human Resources and Facilities